Exhibit 3.3

WC-350002 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Oaktree Acquisition Corp. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of April Two Thousand Nineteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of April Two Thousand Nineteen EXEMPTED REGISTRAR OF COMPANIES CAYMAN ISLANDS Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 657326289391 ww.verify.gov.ky 10 April 2019